EXHIBIT 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF

MFA FINANCIAL, INC.

Restrictions on Trading

MFA Financial, Inc. Common Stock, Preferred Stock and Senior Notes

During Upcoming 401(k) Plan Blackout Period

As indicated in the notice delivered to you on December 22, 2016, on February 1, 2017, MFA Financial, Inc. (“MFA” or the “Company”) began the process of transitioning the record keeper for the MFA Financial, Inc. 40l (k) Savings Plan (the “Plan”) to a new record keeper.  As you may recall, in order to implement this transition, Plan activity has been restricted such that, among other things, Plan participants and beneficiaries have not been able to direct or diversify the investments in their Plan accounts, including transactions involving shares of MFA common stock, preferred stock or senior notes, or obtain distributions from the Plan since January 26, 2017 (the “Blackout Period”).  During the Blackout Period, the Company’s directors and executive officers have been subject to trading restrictions, as described below, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Regulation BTR (Blackout Trading Restriction) adopted by the Securities and Exchange Commission (the “SEC”).  This notice is intended to inform you of an extension to the Blackout Period.

Extension of Blackout Period

Due to the additional time that is required to complete the transition of Plan records from the prior record keeper’s platform to the new record keeper’s platform, the Company now expects the Blackout Period for the Plan to end on or before March 15, 2017 (rather than on or before March 1, 2017, as was indicated in the December 22nd notice).  You will receive another notice promptly after the Blackout Period ends.

Trading Restrictions

During the Blackout Period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring shares of MFA common stock, preferred stock, senior notes or certain derivative securities, if you acquired such shares, notes or derivative securities in connection with your service or employment as a director or executive officer.  In this regard, any Company security you sell or otherwise transfer is automatically treated as acquired in connection with your service as director or executive officer unless you establish that the security was acquired from another source in accordance with rules established by the SEC.  Please note that these trading prohibitions also apply to Company securities held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.

Please note that this notice is required to be provided to you to comply with Federal securities laws and regulations.  The trading restrictions discussed herein are in addition to the restrictions on trading activity under the Company’s Insider Trading Policy, which generally prohibit trading in the Company’s securities except during an open “trading window.”

Questions

If you have any questions concerning transactions in the Company’s common stock, preferred stock or senior notes or this updated notice regarding the Blackout Period, including whether the Blackout Period has ended, please contact Hal Schwartz, MFA’s General Counsel, at 212-207-6400, or in writing, at MFA Financial, Inc., 20th Floor, New York, New York 10022.

Date:  February 28, 2017